Agreement

This Agreement (this “Agreement”) is made as of November 1st, 2005 by and between A.D. Integrity Applications Ltd., of 22 He'Amal Street, South Industrial Zone, P.O. Box 432, Ashkelon, 78100, Israel (the “Company”) and Diabeasy Diabeasy cc, of 81 Central St. Houghton 2198, (P.O. Box 2900, Saxonwald, 2132) Johannesburg, South Africa (the “Reseller”) for the purpose of defining the rights and duties of the parties in connection with the distribution by the Reseller of the Company’s Products.

Whereas	The Reseller wishes to distribute a certain product that was developed by the Company, and is manufactured and be distributed under the name GlucoTrack(TM); and
Whereas
The Reseller wishes to examine the said product in order to see if it complies with the specifications set forth by the Company in connection therewith, and if so, become the reseller thereof in South Africa; and

Whereas	The parties hereto wish to set forth the terms and conditions in connection with the aforesaid;

NOW THEREFORE, the parties hereto declare, covenant and agree as follows:

1.	Products:

1.1.
The Company’s product covered by this Agreement is named GlucoTrack DF-F (the “Product”). The Company may, at all times, make changes in the Product, at its sole discretion. The Company shall advise the Reseller in advance in the case of material changes in the Product. It is hereby agreed that should the Company perform a meaningful upgrade in the Specifications of the Product (as detailed in Exhibit A hereto) prior to receipt of CE Mark approval with respect to the Product, then the Company shall provide the Reseller with technical solutions and adjustments (by way of accessories or as the Company shall otherwise deem fit) such that the Product shall comply with such upgrades, however only with respect to inventory in the possession of the Reseller which was purchased by the latter from the Company not earlier than [TBD] months before the Company notified the Reseller of such modification. Such solutions and adjustments shall be provided at Company's account, except for transportation costs and assembly thereof to Product that will be on Reseller's account. For the avoidance of doubt it is clarified that should same occur following the approval of the Samples by the Reseller pursuant to Section below, it shall not entitle the Reseller to re-examine the Product and will not derogate from Reseller's appointment or obligations hereunder. For the avoidance of doubt it is further clarified that such modifications do not refer to different models, but to updates of the DF-F model only, if and to the extent such updates will be done by the Company.

1.2.
Should the appointment pursuant to Section 3 below become valid and both parties be interested that GlucoTrack DF-B be distributed by the Reseller as well in the Territory (as defined below), then the parties will negotiate the terms and conditions for the distribution thereof with regards to delivery and other dates and schedules, quantities (including minima quota) and prices, while the terms and conditions of this Agreement in all other matters shall apply to such distribution, mutatis mutandis. The Company may, at all times, make changes in the Products, at its sole discretion. The Company shall advise the Reseller in advance in the case of material changes in the Products.

2.	Examination of Product:

2.1.
The Company shall provide the Reseller with five (5) units of the Product, as soon as the Company finds them ready for testing (the "Samples"). The Reseller shall examine the Samples in order to check whether the Product complies with the Specifications set forth in Exhibit A attached hereto (the "Specifications"), and will provide the Company with Reseller's approval, or with Reseller's comments and reservations regarding any non compliance discovered by Reseller, within 45 days as of receipt of Samples from the Company as aforesaid (the "Due Date of Notice").

2.2.	Should the Reseller approve the Samples in writing, the Reseller's appointment will come into full force and effect as of the Due Date of Notice.

2.3.
Should the Reseller provide the Company with a detailed list of reservations or comments regarding any non compliance of the Product with the Specifications within not later than the Due Date of Notice, the Company (with the assistance of Reseller, to the extent requested by the Company) shall try to modify such non compliance and shall provide the Reseller with the modified Samples for another examinations, and the provisions of Section 2.1 and 2.2 shall apply to such another examination, mutatis mutandis (including time tables).

2.4.
Should the Reseller fail to provide any written approval or list of reservations and comments pursuant to Sections 2.2 or 2.3 above by not later than the Due Date of Notice, or should the Reseller reject the Samples for any reason whatsoever, then the appointment of the Reseller pursuant to Section 3 below shall not come into effect and this Agreement shall terminate automatically, unless otherwise separately agreed between the parties in writing. In such case, the Reseller shall immediately return to the Company, at Reseller's account, any and all Samples and any other material which relates to the Samples and/or Products, that was either prepared by the Company or that was prepared by Reseller within the process of examination of Samples. For the avoidance of doubt it is clarified that the provisions of Sections 12, 14, 15 and of any other Section herein that relates to non competition and/or confidentiality or that according to its terms or nature survives the termination or expiration of this Agreement, shall survive such termination.

3.	Appointment:

3.1.
Subject to the provisions of Section 2 above and 3.3 below, the Company hereby grants to the Reseller, and the Reseller hereby accepts from the Company a non exclusive, non-transferable right and license to promote, advertise, market, sell, distribute and license the Product, only in South Africa (the “Territory”). Reseller shall sell the Product directly to end users, and will receive consideration therefore directly from such end users or through insurance companies in which such end users are insured; it is hereby agreed that the manner of payment, and the fact that it can be done either by end user or by the insurance company, shall not affect the provisions of this Agreement and the payment terms hereof.  The appointment shall become in force and effect only pursuant to the provisions of Section 2.2 above and as at the date mentioned therein (the "Appointment Date"), and will not come into effect at all under the provisions of Section 2.4 above.

3.2.
The Reseller may not sell the Products to third parties located outside of the Territory or to third parties with the intention of selling the Products outside of the Territory without the prior written consent of the Company, which may be granted or denied in the Company’s sole and absolute discretion; and the Reseller shall receive from each third party to which it may sell the Products an undertaking not to sell the Products outside of the Territory. Any failure to comply with the preceding sentence shall be deemed a material breach of this Agreement by the Reseller.

3.3.
Should the Reseller fully comply with the Minima Quota provided in Section 5.2 below during the first two calendar quarters following the Appointment Date, the Reseller's rights pursuant to this Agreement with respect to the Territory shall become exclusive. Notwithstanding the aforesaid, should at any time thereafter, the Reseller fails to comply with the annual Minima Quota, or with the quarterly Minima Quota at any two subsequent calendar quarters, then the Company may elect, at its discretion, to either - (i) notify the Reseller rights hereunder become non exclusive; or (ii) terminate this Agreement by 30 (thirty) days prior notice to Reseller.

4.	Representations and Warranties of the Parties:

4.1.	Each party represents and warrants to the other party that:

4.1.1.
It is duly organized and validly existing under the laws of the jurisdiction under which it has been incorporated; it has full corporate power and authority to execute this Agreement and to perform its obligations hereunder; and all corporate action on its part necessary for the authorization, execution, delivery and performance of this Agreement by it have been taken.

4.1.2.	This Agreement, when executed and delivered by it, will constitute a valid and legally binding obligation on its part, enforceable in accordance with its terms.

4.1.3.	The execution, delivery and performance of this Agreement will not result in the breach or violation of any law or regulation applicable to it or any contract or commitment by which it is bound.

4.1.4.
It is not required to obtain any permit, authorization, license or consent from any person or entity (including any governmental authorities) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereunder.

4.1.5.
The Reseller further declares that no regulatory approval is required for the distribution and/or sale of the Product in the Territory; should such license, permit or approval be required at any time during the term hereof, the Reseller shall duly and timely obtain same on its account and upon termination or expiration of this Agreement or of the exclusivity hereof, shall see that same license, permit or approval is assigned, to the extent permitted under applicable law, to the Company or anyone designated by the Company.

4.2.
In addition to the aforesaid, the Reseller represents and warrants that: it has the required knowledge, experience and financial capacity to fulfill its obligations hereunder; it has previous experience and knowledge regarding the Product and/or products similar to the Product and the market of the Product in the Territory; it has received and reviewed all the information required by it; and it has evaluated the merits of this Agreement before executing it.

5.
Reseller’s Duties: The Reseller agrees to use its best efforts to develop the full sales potential of the Products in the Territory and to abide and comply with all sales policies and operating regulations of the Company, as may issued and modified from time to time at the discretion of the Company. In addition to such other actions as may be necessary to generate sales in the Territory, the Reseller agrees that it will perform at its expense and to the satisfaction of the Company the following duties:

5.1.
Promotion and Marketing: The Reseller will engage in advertising and sales’ promotion activities in which Product will be designated by its correct name and identified as Product of the Company being marketed by the Reseller. Such activities shall include, among other things, market development for the Product and identification of business opportunities and possible new applications for the Product, as well as post sales services (including, without limitation, on going sales of the Personal Ear Clip being part of the Product). The Reseller shall maintain a qualified sales and distribution organization which will call on such customers and potential customers in the Territory as may be reasonably likely to purchase Products. Among other things, the Reseller shall initiate, at its expense, marketing programs and shall regularly participate in exhibitions, fairs and other commercial and technical expositions. The Reseller is hereby granted the right to translate and reproduce, at its expense, the Company’s publicly distributed documentation related to the Product and to use such documentation in connection with the sale of the Product. At all times, the Reseller shall maintain a sufficient stock of the Product as well as of components thereof (including the Personal Ear Clip) in order to expeditiously meet the market demands in the Territory.

5.2.	Minima Quota: For the first year as of the Appointment Date, the minima quota shall be 10,000 (ten thousands) units of the Product, divided as follows:

•	1st period of 3 (three) months: 2,000 units
•	2nd period of 3 (three) months: 2,000 units
•	3rd period of 3 (three) months: 3,000 units
•	4th period of 3 (three) months: 3,000 units

It is understood that the Personal Ear Clip (PEC) is valid for 6 (six) months after initial use. Therefore purchasing of additional PECs is necessary, accordingly. For the avoidance of doubt it is hereby clarified that the above quoted minima quota relates however to the full kits of the Product, excluding Personal Ear Clip being sold separately as aforesaid and/or other spare parts.

The first sale of Products by the Reseller to end users in the Territory shall occur by not later than six (6) weeks following the appointment of the Reseller as such pursuant to Section 3 above, provided that the order thereof is timely supplied by the Company.
After 6 (six) months of sales, parties will decide about the minima quota for second operational year which shall not be less than the abovementioned minima quota.

5.3.
Support and Service: The Reseller shall maintain a staff of trained personnel and a stock of technical literature sufficient to provide training, explanations of the Product and use thereof in the Territory and will respond to and complete all service calls from such users in a prompt and professional manner. The Company will provide the Reseller with relevant end user's manual for the Product, embedded with each Product's packet. Reseller shall provide full post-sale services to the end users / customers of the Product within the Territory, as may be required, including, without limitation, sale of components and Personal Ear Clips, replacement of problematic or defective Products and any other service required, for a period being not less than the Warranty Period (as defined below). The provisions of this Section 5.3 shall survive the termination or expiration of this Agreement for any reason whatsoever, such that Reseller's obligations hereunder shall be in full force and effect until the end of the Warranty Period with respect to the last Product sold by Reseller pursuant to this Agreement. [Note: maintenance and replacement of defective Products - TBD]

5.4.
General Conduct: The Reseller will be solely responsible to market the Product according to the laws, regulations, requirements and provisions applying in the Territory. The Reseller will bear any costs associated with bringing the Product to be in conformity with such requirements, if any, including but not limited to import licenses, technical compliance requirements, etc. The Reseller shall at all times conduct its business in a way that will reflect favorably on the Company and the Product and will not partake in any illegal or questionable business practice.

5.5.
Forecasts: Within 30 days of the date hereof and on each anniversary of the date hereof, the Reseller shall deliver to the Company an annual forecast of anticipated Product purchases for the coming year. Such forecast shall include at least the Minima Quota provided herein for such year and shall bind the Reseller after being approved by the Company; the Reseller shall be entitled to deviate from the forecast (increase or decrease) by not more than 10%, provided however that in any case Reseller shall not purchase less than the Minima Quota at any time.

5.6.
Records: The Reseller shall maintain complete sales records showing the quantity of Product sold, the purchase price at which Product was sold, and the dates of such sales. The Reseller will permit the Company to inspect such records upon request, and, upon termination of this Agreement for any reason whatsoever, it shall provide the Company with a copy of such records, for the entire period in which the Agreement has been effective.

5.7.
Additional Reports: At the end of each fiscal quarter or upon the Company’s request, the Reseller shall provide the Company with a written report containing the following information: (i) the market situation in the Territory; (ii) The Reseller's sales promotion activities; (iii) forecast of sales in the upcoming fiscal quarter; (iv) all matters known to the Reseller which are likely to effect the sales of the Product; and (v) any additional information which may be reasonably requested by the Company.

5.8.
Distribution Outside of the Territory: Unless otherwise specifically agreed in wirting prior to any such action taken, the Reseller shall refrain from seeking customers for the Products outside of the Territory, from establishing any branch maintaining any distribution depot with the purpose of selling Product outside of the Territory or otherwise engage in any activity which may lead to the sale of Product outside of the Territory. In addition, the Reseller shall refrain from providing any service in connection with the Product outside of the Territory. The Reseller will refer potential customers of the Product who are located outside of the Territory to the Company or such other Reseller as the Company shall designate in writing.

5.9.
Market Research: The Reseller will cooperate with the Company in market research and furnish the Company, free of any charge, with all reasonable reports necessary to keep the Company informed of the market, competitive conditions and market position, including market responses.

5.10.
No Agent: The Reseller will act as an independent contractor under the terms of this Agreement and not as an agent or legal representative of the Company for any purpose, and it has no right or authority to assume or create any obligation of any kind, expressed or implied, on behalf of the Company to the Reseller’s customers or to any other person. Without derogating from the generality of the aforesaid, the Reseller shall refrain from: (i) entering into any agreement or arrangement with any third party which imposes any legal obligation or liability of any kind whatsoever on the Company; (ii) signing the Company's name to any contract, undertaking or other instruments; (iii) incurring any debt to a third party payable by the Company.

5.11.
Capabilities of Product: The Reseller shall not make any representations, claims or other like statements regarding the characteristics or capabilities of the Product other than those representations or claims contained in the documentation or Product literature supplied to the Reseller by the Company.

5.12.
Audit: The Company shall have the right to visit and inspect Reseller’s premises for the purpose of verifying that the Reseller is fully performing all of its obligations under this Agreement. Such audit will take place after a prior notice by the Company.

5.13.
Performance of Clinical Trials: Should the Company and Reseller mutually agree to perform formal clinical trials in the Territory or in any other place, same shall be performed without derogating from Reseller's obligations hereunder, simultaneously with the fulfillment of such obligations. Such trials shall be performed according to a clinical protocol to be provided by the Company, and the Reseller shall assist the Company in the performance thereof, including without limitation in locating and defining a proper site for the experiments and approval of the experiments process by the competent ethical committees / entities.

5.14.
Publications: The Reseller shall be entitled, at Reseller's account, to prepare professional articles in connection with the Product and to publish same in professional publications, subject to the Company's prior written approval to each such publication and the contents thereof, and without derogating from the provisions of Section 12 below.

6.	Price and Terms:

6.1.	Products will be sold to Reseller by the Company FOB Israel according to the price list set forth in Exhibit B. These prices are subject to change upon 90 days written notice to the Reseller.

6.2.
The Reseller shall bear all shipping costs, insurance expenses, importation costs and duties and further shipping charges and additional or other charges, costs and expenses there may be, and all taxes assessable on the Products after delivery to the carrier at the Company’s designated site.

6.3.	Any terms of sale not specified herein shall be governed by the Company’s standard sales order terms in effect at the time of the Reseller’s order.

7.	Purchase Orders and Shipment:

Until otherwise instructed by the Company:

7.1.
Reseller will place every purchase order directly with the Company by fax or as will be otherwise instructed in writing by the Company from time to time, and the Company may approve or reject such order.

7.2.
The Reseller shall pay 30% of the consideration for each order by way of wire transfer to the Company's designated bank account by not later than 5 (five) business days following receipt of Company's approval for such order (the "Down Payment"). The remaining 70% of said consideration will be made by means of an irrevocable letter of credit [Note: or by wire transfer with guarantees - TBD] issued by a first class bank acceptable to the Company, allowing payment within 10 days from the date of the Bill of Lading or by other means that shall be agreed upon by the parties. Shipment shall be made by the Company within 30 days from the receipt of the Down Payment for such order.

8.	Warranty and Insurance:

8.1.
The Reseller acknowledges that the Product shall be of the type called GlucoTrack DF-F (Spot Measurement), and that the Personal Ear Clip component thereof should be replaced by the end user at least once in six months.

8.2.
The Company’s warranty to the Product is as set forth in, and limited to, the provisions of the warranty certificate attached hereto as Exhibit C, and to the warranty period specified therein (the “Warranty Certificate” and "Warranty Period", respectively), and the exclusive obligations of the Company and the Reseller’s sole remedies during the Warranty Period set forth in the Warranty Certificate shall be as set forth therein. No other warranties are expressed or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose. For avoidance of any doubt, no term of the terms set forth in the Warranty Certificate may be changed and no additional undertaking or warranty may be made by the Company unless specifically made in writing prior to the date of its alleged effect.

8.3.
The Reseller shall provide in any agreement made by it with any customer of the Product that, except for the warranty described in the Warranty Certificate, the Company shall not be liable for, and the customer shall not have any claim or other right whatsoever against the Company relating to or in connection with the Product and their purchase by the customer; and that any claim a customer may have with regard to the Product shall be addressed only to the Reseller, who shall approach the Company in connection therewith. The Reseller shall cooperate with the Company in checking any claims made with regard to the Product and if found just - in providing any of the remedies set forth in the Warranty Certificate.

8.4.
Without derogating from the parties’ obligations hereunder, the Reseller shall purchase and keep current a product liability insurance policy, to the Company’s satisfaction, to cover the liabilities which may arise with respect to the Product. Said policy shall provide, inter alia, insurance cover for a claim or any other argument whatsoever which may be brought against the Company or the Reseller, directly or indirectly, in relation to or in connection with the Product.

The Reseller shall notify the Company of the details of the insurance policy within 30 days from the date hereof. Neither the Reseller nor the insurance company nor anyone else acting on their behalf shall entertain any claim against the Company with respect to any remedy other than those specified in the Warranty Certificate.

8.5.	The rights and obligations of the parties hereto under this Section 8 shall survive the expiration or termination of this Agreement for any reason whatsoever.

9.
End User Pricing: The Reseller agrees to disclose to Company, as set forth on Section 5.5 above or upon the Company’s request, the prices at which Reseller sold and/or sells the Product. If such prices are not acceptable to the Company, pricing policies shall be negotiated between the Reseller and the Company until agreement is reached by both parties.

10.
Extra-Territorial Sales/Commissions and Charges: The Reseller is aware that the Company cannot always control the reshipment of its Product by the customers. The Reseller, therefore, shall not hold the Company responsible for Company’s products that are reshipped by any person or entity into the Territory.

Should any such customers of the Company be identified as having transferred Products into the Territory, the Company will undertake to exercise, to the best of its reasonable ability and in conformity with applicable laws, control on its sales to such customers to attempt that such reshipments into the Territory will be prevented from recurring. The Company accepts no liability to pay the Reseller commission or defray charges related to such customer shipments.

11.
Assignment: The rights of the Reseller under this Agreement may not be assigned in whole or in part by operation of law or otherwise without the prior expressed written consent of the Company, and, without derogating from any remedy to which the Company may be entitled to in such event, any attempted assignment of any rights, duties or obligations hereunder without consent shall be void.

12.
Intellectual Property Rights: The Reseller represents to the Company and acknowledges that all the rights with respect to the Product (including without limitation the Personal Ear Clip thereof), including, but not limited to, all patents, trademarks, copyrights, service marks, trade names, technology, know how, moral rights and trade secrets, all applications for any of the foregoing, and all permits, grants and licenses or other rights relating to the Products (the “Intellectual Property Rights”) are and shall remain the sole property of the Company. The Reseller, its employees, officers, shareholders and/or anyone acting on their behalf shall not copy, reverse engineer or otherwise tamper with the Products, or allow any other person (including, without limitation, within the process of Samples examination pursuant to Section 2 hereinabove) to do so. The Reseller is not granted any right in any such Intellectual Property Right unless specifically otherwise stated in this Agreement, and no such right can be granted to the Reseller unless specifically granted in writing prior to any use made thereof by the Reseller. The Reseller shall promptly notify the Company of any infringement or alleged infringement of any Intellectual Property Right by any third party of which it becomes aware, and shall assist the Company in protecting its rights in connection therewith. For the purpose of this Section 12, the term "Product" shall include also the Samples. The provisions of this Section 12 shall remain in full force and effect at all times and survive the termination or expiration of this Agreement for any reason whatsoever. The Reseller shall be liable for any breach hereof by any of its employees, officers, shareholders and/or anyone acting on their behalf.

13.	Trademarks and Names:

13.1.
The Reseller shall neither remove or conceal any trademark, trade name or logo of the Company appearing on any Product or written material provided by the Company nor add any other trademark, trade name or logo to the same without the prior written specific consent of the Company. The aforesaid shall also apply with regard to any translations of material provided by the Company, and, mutatis mutandis, with regard to any material originally prepared by the Reseller itself or any person or entity connected with it, and copies of such materials shall be delivered to the Company and will require its written approval prior to any use made of them.

13.2.
The Reseller is hereby granted a non exclusive permission to use during the term of this Agreement the trademarks and trade names used by the Company in connection with the Products. Such permission is expressly limited to uses by the Reseller necessary for the performance of Reseller’s obligations under this Agreement, and the Reseller hereby admits and recognizes the Company’s exclusive ownership of such marks and names and the renown of the Company’s marks and names, both worldwide and specifically in the Territory. The Reseller agrees not to take any action inconsistent with such ownership and shall discontinue using any of the Company’s trademarks, trade names, logos and symbols immediately upon expiration or termination of this Agreement for any reason whatsoever.

14.
Confidentiality: All information furnished by the Company to the Reseller with regard to the Products and including but not limited to the business, marketing and sales plans of the Company, and designs, manufacturing process and other technical information pertaining to the Intellectual Property Rights or to the Products (“Confidential Information”), shall be deemed to have been furnished in confidence and shall not be used by the Reseller for any purpose whatsoever other than for Reseller’s performance hereunder. The Reseller shall take all necessary precautions and maintain strict safeguards to hold such Confidential Information in strict confidence and to prevent the disclosure thereof to any third party; and it shall exercise at least a degree of care to preserve and safeguard the Confidential Information such as that which it would undertake to preserve and safeguard its own confidential information. The obligations under this Section 14 shall survive the expiration or termination of this Agreement for any reason whatsoever.

15.
Non-Competition: During the term of this Agreement and for an additional period of twelve (12) months after its expiration or termination for any reason whatsoever, the Reseller shall not market to any person, company or other entity any products which, directly or indirectly, compete with the Product or with the Company, except with the prior written consent of the Company. The obligations under this Section 15 shall survive the expiration or termination of this Agreement for any reason whatsoever.

16.	Term and Termination:

16.1.
This Agreement shall become effective upon its signing by both parties and shall be in force for a period of three (3) years subject to the fulfillment by the Reseller of any and all of its obligations hereunder and subject to Sections 3.3 and 5.2 above, unless sooner terminated as provided below or in Section 3.3(ii) above.

16.2.
Notwithstanding the aforesaid if either party hereto commits: (i) a material breach of this Agreement or defaults in the performance of any material obligation, and such default or breach is not corrected within 14 (fourteen) days after the same has been called to the attention of the defaulting party by a written notice from the other party; or (ii) a non-material breach of this Agreement or defaults in the performance of any other obligation, and such default or breach is not corrected within 30 (thirty) days after the same has been called to the attention of the defaulting party by a written notice from the other party - then the non-defaulting party, at its option, may thereupon terminate this Agreement by submitting a written notice to the other party. In the event of an exclusive distribution agreement, the Company shall have the right, in the event of any such breach, in addition to and without derogating from its rights set forth above, to turn this Agreement into a non-exclusive distribution agreement. Without derogating from the generality of the foregoing provisions, a delay by the Reseller of more than 5 (five) working days in paying any amount due pursuant to Section 6 hereof shall be considered a material breach hereof.

16.3.
Notwithstanding the aforesaid, if the Reseller files a petition for bankruptcy or is adjudicated bankrupt, or a petition for bankruptcy is filed against it or it becomes insolvent or unable to fulfill its obligations hereunder, or makes an assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law, or discontinues its business, if a receiver is appointed to it and in any event of change of control in the Reseller, the Company shall have the right to immediately terminate this Agreement. The Reseller shall immediately advise the Company, in writing, upon the occurrence of such event.

16.4.
Notwithstanding the aforesaid, in the event of a merger and/or acquisition transaction in which the Company is purchased by a third party or in any other case of change of control in the Company while this Agreement is still in force, the Company shall make efforts to continue working with the Reseller for the term remaining under Section 1 above; however, should the purchaser of the Company or of a controlling stake thereof refuse to continue using the services of the Reseller hereunder for any reason whatsoever, this Agreement shall terminate upon the later to occur between – (i) elapse of one year as of the Appointment Date; (ii) the actual purchase or change of control in the Company as aforesaid.

16.5.
For avoidance of doubt, no right of termination under any provision of this Agreement shall be exclusive of any other remedies or means of redress to which the party terminating this Agreement may be lawfully entitled.

16.6.
For the removal of any doubt, upon the expiration or termination of this Agreement for any cause or reason whatsoever, the Company shall be free to directly contact and engage in business with any person or entity in the Territory; and the Reseller shall not be entitled to any compensation, remuneration, royalties, broker fees or any other payment whatsoever from the Company with respect to the aforesaid or otherwise with respect to any alleged loss of anticipated income or profit. The Reseller agrees and declares that any investments and expenses made by it with regard to the market development have been taken into consideration in agreeing on the terms set forth in this Agreement.

16.7.
Acceptance of any purchase order from the Reseller or any sale made to the Reseller after notice of termination or expiration or after actual expiration or termination of this Agreement shall not be construed as a renewal or extension hereof nor as a waiver of such notice of termination, but in the absence of a new agreement covering such purchase orders or sales, each such purchase order and sale shall be governed by terms and conditions identical to the terms and conditions set forth in this Agreement. The provisions of this Section 16.8 shall survive the expiration or termination of this Agreement for any reason whatsoever.

17.	Miscellaneous:

17.1.
Entire Agreement: This Agreement constitutes the entire Agreement between the parties with respect to its subject matter, and supersedes and cancels all prior agreements to the subject hereof, if any, between the parties.

17.2.
Amendments: No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party. The term "Agreement", as used herein, includes any future written amendments, modifications, or supplements made in accordance herewith.

17.3.
Severability: In the event any paragraph or provision of this Agreement is held illegal, void or unenforceable, to any extent, in whole or in part, as to any situation or person, the balance shall remain in effect and the provision in question shall remain in effect as to all other persons or situations, as the case may be, and the parties hereto shall draw up an arrangement in accordance with the meaning and the object of such paragraph or provision.

17.4.	Exhibits and Headings: The Exhibits to this Agreement constitute an integral part hereof. Headings used in this Agreement are for reference only and shall not be deemed a part of this Agreement.

17.5.
Consent to Breach Not Waiver: No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

17.6.
Governing Law and Jurisdiction: This Agreement shall be deemed to have been made in Tel-Aviv, Israel, and shall be governed and construed in accordance with the laws of the State of Israel, exclusive of its rules governing choice of law and conflict of laws. Any controversy or claim arising under, out of, or in connection with this Agreement, its validity, its interpretation, its execution or any breach or claimed breach thereof, shall be exclusively settled by the competent courts of Tel-Aviv, Israel.

17.7.
Notices: All notices shall be in writing and deemed given and received when delivered in person, by telex, or by commercial air courier service.  Notices shall be addressed to each party at its address set forth above, or such other address as the recipient may have specified by earlier notice to the sender.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

A.D. Integrity Applications Ltd.	Diabeasy cc

By: Avner Gal	By: Dr. Lawrence A. Distiller	Dr. Avron G. Urison
Title: Managing Director, CEO	Title: Associate	Associate

Exhibit A

GlucoTrack(TM) – Specifications (Model DF-F)

Feature	Specifications	Remarks
Operation Modes	Spot (Continuous mode in Next generation)	By user choice
Users	Up to 3 users	Individual Ear Clip Unit for each user
Range	40-500 mg/dL (2.2-27.8 mmol/Liter)
Ear Clip Unit	Ergonomic, Externally plugged, Each individual Ear Clip Unit Automatically recognized by the device and display user’s name	Color grip for easy handling and identification
Indications / Operation	‘On’ LED indicator, ‘Alarm’ LED indicator, Buzzer, Alphanumeric Keypad, Navigator
Display
Time, Date, Glucose Level (mG/dL or mmol/Liter – by User choice),  Glucose High/ Low/ Normal indication, Battery Level, Low Battery indication, Replacement of Ear Clip Unit request, Re-Calibration request, last measurement reading upon device turn on, User name, Memory use status
Dot Matrix Display Light blue Backlight
Controls	Turn On/Off Push button, Navigator, "Select" Push button, Fast menu enter, Key pad	Auto turn off after 3 minutes Backlight turns off after 30 seconds
Memory	Up to 300 last points per user (including level, date, time)
Warnings	Glucose High / Low level, Low battery, Replace Ear Clip Unit, Re-Calibration Request, Ear Clip Unit not in place	LED + Audible, Levels are preset by each user
Interface	IR, USB for Data Downloading
Calibration	Automatic process user's instructions
General	Auto turn off after 3 minutes of non operation. Latency compensation algorithm in Continuous Mode	In Spot Mode only.
Battery	Li-Ion Rechargeable	Operation inhibited during recharge period
Working temperature	+5ºC to +45ºC
Storage temperature	-5ºC to +55ºC
Relative humidity	95%
Dimensions	Universal Main Unit: 116 X 55 X 26 mm Personal Ear Clip: 41 X 24 X 19 mm
Weight	TBD

Exhibit B

GlucoTrack(TM) – Price List (Model DF-F)

Description	Price
Complete device (including Universal Main Unit, one Personal Ear Clip, embedded built in battery, Charger, Self Test Aid Strip, Manual in English, Carrying bag* and Case)	US$ 835.-

Personal Ear Clip (including color grip and Self Test Aid Strip)	US$ TBD

* Type of Carrying bag – TBD by Integrity Applications.